Exhibit 99.2
Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
First Albany Companies Inc.
We have completed integrated audits of First Albany Companies Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of First Albany Companies Inc. and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As disclosed in footnote 16 to the consolidated financial statements, in 2006, the Company adopted Financial Accounting Standards Board Statement No. 123(R) — Share Based Payments.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9a, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PRICEWATERHOUSECOOPERS LLP
Albany, New York
March 9, 2007, except for Note 26D,
as to which the date is June 22, 2007.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars, except per share amounts)

	Years ended December 31
	2006	2005	2004
Revenues
Commissions	$11,799	$17,513	$19,799
Principal transactions	57,698	54,221	57,192
Investment banking	47,418	47,441	45,932
Investment gains (losses)	(7,602)	21,591	10,070
Interest income	14,331	15,220	9,474
Fees and others	1,871	3,391	1,938

Total revenues	125,515	159,377	144,405
Interest expense	15,903	12,580	6,047

Net revenues	109,612	146,797	138,358

Expenses (excluding interest)
Compensation and benefits	101,460	99,565	104,919
Clearing, settlement and brokerage costs	6,113	8,621	6,196
Communications and data processing	11,404	11,794	12,323
Occupancy and depreciation	11,127	11,162	8,496
Selling	4,922	5,951	6,661
Impairment	7,886	—	1,375
Restructuring	—	—	1,275
Other	8,254	6,158	12,179

Total expenses (excluding interest)	151,166	143,251	153,424

Income (Loss) before income taxes, discontinued operations and cumulative effect of an accounting change	(41,554)	3,546	(15,066)
Income tax expense (benefit)	153	8,481	(9,571)

Loss from continuing operations	(41,707)	(4,935)	(5,495)
Income (Loss) from discontinued operations, net of taxes	(2,701)	(5,282)	1,908

Loss before cumulative effect of an accounting change	(44,408)	(10,217)	(3,587)
Cumulative effect of an accounting change, (net of taxes $0 in 2006) (see “Benefit Plans” note)	427	—	—

Net loss	$(43,981)	$(10,217)	$(3,587)

Basic earnings per share:
Continuing operations	$(2.75)	$(0.36)	$(0.44)
Discontinued operations	(0.18)	(0.38)	0.15
Cumulative effect of an accounting change	0.03	—	—
Loss per share	$(2.90)	$(0.74)	$(0.29)

Diluted earnings per share:
Continuing operations	$(2.75)	$(0.36)	$(0.44)
Discontinued operations	(0.18)	(0.38)	0.15
Cumulative effect of an accounting change	0.03	—	—
Loss per share	$(2.90)	$(0.74)	$(0.29)

The accompanying notes are an integral part
of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands of dollars)

	December 31	December 31
As of	2006	2005
Assets
Cash	$4,192	$1,926
Cash and securities segregated under federal regulations	5,200	7,100
Securities purchased under agreement to resell	14,083	27,824
Receivables from:
Brokers, dealers and clearing agencies	10,626	36,221
Customers, net	2,898	5,346
Others	6,933	7,015
Securities owned	276,167	265,794
Investments	12,250	52,497
Office equipment and leasehold improvements, net	4,516	10,304
Intangible assets	17,862	25,990
Other assets	2,391	3,524

Total Assets	$357,118	$443,541

Liabilities and Stockholders’ Equity
Liabilities
Short-term bank loans	$128,525	$150,075
Payables to:
Brokers, dealers and clearing agencies	49,065	50,595
Customers	1,151	3,263
Others	8,996	14,099
Securities sold, but not yet purchased	52,120	52,445
Accounts payable	4,118	6,696
Accrued compensation	32,445	25,414
Accrued expenses	8,273	8,960
Income taxes payable	131	—
Notes payable	12,667	30,027
Obligations under capitalized leases	3,522	5,564

Total Liabilities	301,013	347,138

Commitments and Contingencies
Temporary capital	104	3,374
Subordinated debt	4,424	5,307

Stockholders’ Equity
Preferred stock; $1.00 par value; authorized 500,000 shares; none issued
Common stock; $.01 par value; authorized 50,000,000 shares; issued 17,613,827 in 2006 and 17,129,649 in 2005 respectively	176	171
Additional paid-in capital	152,573	158,470
Unearned compensation	—	(13,882)
Deferred compensation	2,647	3,448
Accumulated deficit	(100,605)	(56,624)
Treasury stock, at cost (1,168,748 shares in 2006 and 808,820 shares in 2005)	(3,214)	(3,861)
Total Stockholders’ Equity	51,577	87,722

Total Liabilities and Stockholders’ Equity	$357,118	$443,541

The accompanying notes are an integral part
of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND TEMPORARY CAPITAL
For the Years Ended December 31, 2006, 2005 and 2004
(In thousands of dollars except for number of shares)

								Accumulated
				Additional				Other
	Temporary	Common Stock		Paid-In	Unearned	Deferred	Accumulated	Comprehensive	Treasury Stock
	Capital	Shares	Amount	Capital	Compensation	Compensation	Deficit	Income, Net	Shares	Amount
Balance December 31, 2003	$—	11,995,247	$120	$109,531	$(5,229)	$2,699	$(20,160)	$—	(541,867)	$(3,527)
Amortization of unearned compensation	—	—	—	—	7,315	—	—	—	—	—
Issuance of restricted stock, net of forfeitures	—	1,380,400	14	18,967	(17,147)	—	—	—	(175,460)	(706)
Cash dividends paid	—	—	—	—	—	—	(2,982)	—	—	—
Options exercised	—	546,797	5	5,245	—	—	—	—	162,095	736
Options expense recognized	—	—	—	466	—	—	—	—	—	—
Employee stock trust	—	99,221	1	956	—	1,005	—	—	(77,669)	(764)
Employee benefit plans	—	—	—	243	—	—	—	—	13,018	64
Private placement	—	896,040	9	9,318	—	—	—	—	—	—
Issuance of shares, Descap acquisition	3,374	549,476	6	2,333	—	—	—	—	—	—
Special dividend – distribution of Plug Power Inc.	—	—	—	—	—	—	(18,846)	—	—	—
Net loss	—	—	—	—	—	—	(3,587)	—	—	—

Balance December 31, 2004	3,374	15,467,181	155	147,059	(15,061)	3,704	(45,575)	—	(619,883)	(4,197)
Amortization of unearned compensation	—	—	—	—	9,894	—	—	—	—	—

								Accumulated
				Additional				Other
	Temporary	Common Stock		Paid-In	Unearned	Deferred	Accumulated	Comprehensive	Treasury Stock
	Capital	Shares	Amount	Capital	Compensation	Compensation	Deficit	Income, Net	Shares	Amount
Issuance of restricted stock, net of forfeitures	—	1,289,592	13	9,039	(8,715)	—	—	—	(274,640)	66
Cash dividends paid	—	—	—	—	—	—	(832)	—	—	—
Options exercised	—	33,988	—	213	—	—	—	—	57,103	122
Options expense recognized	—	—	—	263	—	—	—	—	—	—
Treasury stock purchased	—	—	—	—	—	—	—	—	(20,300)	(186)
Employee stock trust	—	34,449	—	283	—	(256)	—	—	48,900	334
Issuance of shares, Descap acquisition	—	304,439	3	1,613	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(10,217)	—	—	—

Balance December 31, 2005	3,374	17,129,649	171	$158,470	(13,882)	3,448	(56,624)	—	(808,820)	(3,861)
Amortization of unearned compensation	—	—	—	—	7,821	—	—	—	—	—
Issuance of restricted stock, net of forfeitures	—	446,472	5	745	(968)	—	—	—	110,751	184
Options exercised	—	4,668	—	49	—	—	—	—	4,800	5
Options expense recognized	—	—	—	118	—	—	—	—	—	—
Treasury stock purchased	—	—	—	—	—	—	—	—	(83,086)	(368)
Employee stock trust	—	33,038	—	220	—	(801)	—	—	140,091	826
Repurchase of shares, Descap acquisition	(3,270)	—	—	—	—	—	—	—	(532,484)	—
Reclass unearned compensation	—	—	—	(7,029)	7029	—	—	—	—	—
Net loss	—	—	—	—	—	—	(43,981)	—	—	—

Balance December 31, 2006	$104	17,613,827	$176	$152,573	$0	$2,647	$(100,605)	$—	(1,168,748)	$(3,214)

The accompanying notes are an integral part
of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

For the years ended	December 31
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(43,981)	$(10,217)	$(3,587)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,475	3,666	2,806
Amortization of warrants	498	199	199
Intangible asset impairment (see “Intangible Asset” note)	9,485	—	—
Deferred compensation	245	362	1,192
Deferred income taxes	—	8,510	(10,530)
Unrealized investment (gains) loss	36,674	(15,924)	6,367
Realized (gains) losses on sale of investments	(29,072)	(5,667)	(16,437)
(Gain) loss on fixed assets	(21)	(70)	—
Software Impairment loss	—	—	823
Services provided in exchange for common stock	7,905	10,371	10,486
Changes in operating assets and liabilities, net of effects from purchase of Descap Securities, Inc. in 2004:
Cash and securities segregated under federal regulations	1,900	(7,100)	—
Securities purchased under agreement to resell	13,741	7,204	21,233
Net receivable from customers	336	(375)	(3,426)
Securities owned, net	(10,698)	(51,087)	57,951
Other assets	1,134	1,003	1,618
Net payable to brokers, dealers, and clearing agencies	24,065	43,868	(65,443)
Net payable to others	1,136	1,840	1,247
Accounts payable and accrued expenses	4,003	(10,131)	(11,450)
Income taxes payable, net	131	—	—

Net cash provided by (used in) operating activities	19,956	(23,548)	(6,951)

Cash flows from investing activities:
Purchases of office equipment and leasehold improvements	(2,897)	(1,216)	(1,667)
Sales of furniture, equipment and leaseholds	5,051	118	—
Payment for purchase of Descap Securities, Inc., net of cash acquired	(3,720)	(538)	(21,536)
Payment for purchase of Noddings, net of cash acquired	—	(125)	(583)
Purchases of investments	(4,819)	(4,478)	(7,200)
Proceeds from sale of investments	35,803	16,199	10,994

Net cash provided by (used in) investing activities	29,418	9,960	(19,992)

Cash flows from financing activities:
(Payments) proceeds of short-term bank loans, net	(21,550)	10,200	1,375
Proceeds of notes payable	9,025	5,164	20,000
Payments of notes payable	(26,883)	(7,564)	(2,393)
Payments of obligations under capitalized leases	(2,239)	(1,509)	(2,050)
Proceeds from obligations under capitalized leases	—	219	—
Payments for purchases of common stock	(367)	(186)	—
Proceeds from subordinated debt	160	—	—
Payments on subordinated debt	(1,288)	—	(26)
Proceeds from issuance of common stock under stock option plans	55	522	4,721
Proceeds from issuance of private placement	—	—	9,327
Net (decrease) increase in drafts payable	(4,021)	8,215	99
Dividends paid	—	(832)	(2,982)

Net cash (used in) provided by financing activities	$(47,108)	$14,229	$28,071

The accompanying notes are an integral part
of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
(continued)

For the years ended	December 31
	2006	2005	2004
Increase in cash	$2,266	$641	$1,128
Cash at beginning of the year	1,926	1,285	157

Cash at the end of the year	$4,192	$1,926	$1,285

SUPPLEMENTAL CASH FLOW DISCLOSURES
Income tax payments	$144	$950	$861
Interest payments	$16,057	$12,491	$5,975
NON CASH INVESTING AND FINANCING ACTIVITIES
In 2006, 2005 and 2004, the Company entered into capital leases for office and computer equipment totaling approximately $0.2 million, $4.0 million and $2.0 million, respectively.
During the years ended December 31, 2006, 2005 and 2004, the Company converted $0.2 million, $1.6 and $0.0 million, respectively of accrued compensation to subordinated debt.
During the years ended December 31, 2006 and 2005, Intangible assets increased $1.0 million and $2.2 million, respectively, due to additional consideration payable at December 31, 2006 and December 31, 2005 to the sellers of Descap Securities, Inc. Up to 75% of this payable may be satisfied with the Company’s stock.
As of December 31, 2006, 2005 and 2004, the Company acquired $0.0 million, $3.1 million and $1.2 million in office equipment and leasehold improvements where the obligation related to this acquisition is included in accounts payable.
During the years ended December 31, 2006, 2005 and 2004, the Company distributed $1.0 million, $0.6 million and $0.2 million, respectively, of the Company’s stock from the employee stock trust to satisfy deferred compensation liabilities payable to employees (see “Stockholders Equity” Note).
During the year ended December 31, 2006, the Company reversed a $1.5 million rent accrual related to the surrender of one of its office leases.
Refer to “Business Combination” note for assets and liabilities acquired related to the purchase of Descap Securities, Inc.
Refer to “Benefit Plans” note for non-cash financing activities related to restricted stock.
Refer to the “Investments” note for non-cash investing activities related to the Employee Investment Funds.
The accompanying notes are an integral part
of these consolidated financial statements.

NOTE 1. Significant Accounting Policies
Organization and Nature of Business
The consolidated financial statements include the accounts of First Albany Companies Inc., its wholly owned subsidiaries (the “Company”), and Employee Investment Funds (see “Investments” note). First Albany Capital Inc. (”First Albany Capital”) is the Company’s principal subsidiary and a registered broker-dealer. First Albany Capital is registered with the Securities and Exchange Commission (“SEC”) and is a member of various exchanges and the National Association of Securities Dealers, Inc. Descap Securities, Inc. (“Descap”), which was acquired by the Company in 2004, is a broker-dealer registered with the SEC and is a member of the National Association of Securities Dealers, Inc. The Company’s primary business is investment banking and securities brokerage for institutional customers primarily in the United States. The Company also provides investment-banking services to corporate and public clients, and engages in market making and trading of corporate, government and municipal securities primarily in the United States. First Albany Capital Limited, a subsidiary formed in January 2006, provides securities brokerage to institutional investors in the United Kingdom and Europe. Another of the Company’s subsidiaries is FA Technology Ventures Corporation (“FATV”) which manages private equity funds, which provides venture financing to emerging growth companies primarily in the United States. All significant intercompany balances and transactions have been eliminated in consolidation. FA Asset Management Inc. is also a subsidiary of the Company. In September 2006, the Company committed to a plan to dispose of its Institutional Convertible Bond Arbitrage Advisory Group formerly included in the Company’s “Other” segment, which is the only remaining operation for this subsidiary. At December 31, 2006, FA Asset Management Inc. is included in discontinued operations (see “Discontinued Operations” Note).
Liquidity and Net Capital
The Company has experienced recurring losses. Continuing losses will impact the Company’s liquidity and net capital. Management’s plans in this regard include increasing revenue and reducing cash compensation and benefit costs by restructuring incentive compensation. Based upon management’s plans, management believes it will have adequate resources and regulatory capital to continue operations for at least the next twelve months. However, there can be no assurance that management’s plans will be achieved and accordingly continued losses could adversely affect the Company’s liquidity and net capital.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Securities Transactions
Commission income from customers’ securities transactions and related clearing and compensation expenses are reported on a trade date basis. Profit and loss arising from securities transactions entered into for the account of the Company are recorded on trade date and are included as revenues from principal transactions. Unrealized gains and losses resulting from valuing securities owned and sold, but not yet purchased at market value or fair value as determined by management are also included as revenues from principal transactions. Open equity in futures is recorded at market value daily and the resultant gains and losses are included as revenues from principal transactions. Unrealized gains and losses resulting from valuing investments at market value or fair value as determined by management are also included as revenues from investment gains (losses).
Investment Banking
Investment banking revenues include gains, losses and fees, net of transaction related expenses, arising from securities offerings in which the Company acts as an underwriter. Investment banking management fees are recorded on offering date, sales concessions on trade date, and underwriting fees at the time the income is reasonably determinable. Investment banking revenues also include fees earned from providing merger, acquisition and financial advisory services and are recognized as services are earned.

Resale and Repurchase Agreements
Transactions involving purchases of securities under agreements to resell or sales of securities under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the policy of the Company to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily and the Company may require counter parties to deposit additional collateral or return collateral pledged when appropriate.
At December 31, 2006, the Company had entered into a number of resale agreements with Mizuho Securities USA and First Tennessee valued at $14.1 million. At December 31, 2005, resale agreements were valued at $27.8 million. For both periods, the collateral held by the Company consists of Government Bonds and was equal to the approximate principal amount loaned to Mizuho Securities USA and First Tennessee. These resale agreements may be cancelled or renewed on a daily basis by either the Company or the counter party.
Securities-Borrowing Activities
Securities borrowed are generally reported as collateralized financings and are recorded at the amount of cash collateral advanced. Securities borrowed transactions require the Company to deposit cash, or other collateral with the lender. The Company monitors the market value of securities borrowed on a daily basis, with additional collateral obtained or refunded as necessary. The Company no longer engages in securities lending transactions.
Collateral
The Company receives collateral in connection with resale agreements and securities borrowed transactions. Under many agreements, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements to deliver to counter parties to cover short positions. The Company continues to report assets it has pledged as collateral in secured borrowing transactions and other arrangements when the secured party cannot sell or repledge the assets and does not report assets received as collateral in secured lending transactions and other arrangements because the debtor typically has the right to redeem the collateral on short notice.
Intangible Assets
The Company amortizes customer related intangible assets over their estimated useful life, which is the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company. Goodwill is not amortized, instead it is reviewed on an annual basis for impairment. Goodwill is impaired when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit. A reporting unit is defined by the Company as an operating segment or a component of an operating segment provided that the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. In addition to annual testing, Goodwill is also tested for impairment at the time of a triggering event requiring a re-evaluation, if one were to occur.
Drafts Payable
The Company maintains a group of “zero-balance” bank accounts which are included in payables to others on the Statements of Financial Condition. The balances in the “zero-balance” accounts represent outstanding checks that have not yet been presented for payment at the bank. The Company has sufficient funds on deposit to clear these checks, and these funds will be transferred to the “zero-balance” accounts upon presentment. The Company maintains one “zero-balance” account which is used as a cash management technique, permitted under Rule 15c3-3 of the Securities and Exchange Commission, to obtain federal funds for a fee, which is lower than prevailing interest rates, in amounts equivalent to amounts in customers’ segregated funds accounts with a bank (see “Cash and Securities Segregated Under Federal Regulations” note).
Statement of Cash Flows
For purposes of the Statement of Cash Flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of less than 90 days that are not segregated under federal regulations or held for sale in the ordinary course of business.

Comprehensive Income
The Company has no components of other comprehensive income; therefore, comprehensive income equals net income.
Derivative Financial Instruments
The Company does not engage in the proprietary trading of derivative securities with the exception of highly liquid treasury and municipal index futures contracts and options. These index futures contracts and options are used primarily as fair value hedges against securities positions in the Company’s securities owned. Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Gains and losses on these financial instruments are included as revenues from principal transactions.
Fair Value of Financial Instruments
The financial instruments of the Company are reported on the Statements of Financial Condition at market or fair value, or at carrying amounts that approximate fair values, because of the short maturity of the instruments, except subordinated debt. The estimated fair value of subordinated debt at December 31, 2006, approximates its carrying value based on current rates available (see “Subordinate Debt” note).
Office Equipment and Leasehold Improvements
Office equipment and leasehold improvements are stated at cost less accumulated depreciation of $26.7 million at December 31, 2006 and $24.8 million at December 31, 2005. Depreciation is provided on a straight-line basis over the shorter of the estimated useful life of the asset (2 to 5 years) or the initial term of the lease. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $2.3 million, $3.6 million and $2.6 million, respectively.
Securities Issued for Services
The Company adopted the recognition provisions of FAS 123 effective January 1, 2003 using the prospective method of transition described in FAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Under the fair value recognition provisions of FAS 123 and FAS 148, stock-based compensation cost as it relates to options is measured at the grant date based on the Black-Scholes value of the award and is recognized as expense over the vesting period on a straightline basis for awards granted after December 31, 2002. For options granted prior to December 31, 2002, the fair value of options granted was not required to be recognized as an expense in the Consolidated Financial Statements. Compensation expense for restricted stock awards is recorded for the fair market value of the stock issued. In the event that recipients are required to render future services to obtain full rights in the securities received, the compensation expense is deferred and amortized as a charge to income over the period that such rights vest to the recipient.
Effective January 1, 2006, the Company adopted FAS 123(R). In adopting FAS 123(R), the Company applied the modified prospective application transition method. Under the modified prospective application method, prior period financial statements are not adjusted. Instead, the Company will apply FAS 123(R) for new awards granted after December 31, 2005, any portion of awards that were granted after January 1, 1995 and have not vested by January 1, 2006 and any outstanding liability awards. The impact of applying the nominal vesting period approach for awards with vesting upon retirement eligibility and the non-substantive approach was immaterial. Upon adoption of FAS 123(R) on January 1, 2006, the Company recognized an after-tax gain of approximately $0.4 million as the cumulative effect of a change in accounting principle, primarily attributable to the requirement to estimate forfeitures at the date of grant instead of as incurred. The estimated forfeiture rate for 2006 was 25% (see “Benefit Plans” note).
Legal Fees
The Company accrues legal fees as they are incurred.
Income Taxes
Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable for future years to differences between the financial statement basis and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.

Reclassification
Certain 2005 and 2004 amounts on the Consolidated Statements of Operations have been reclassified to conform to the 2006 presentation due to the Company discontinuing its Taxable Fixed Income corporate bond division and its Institutional Convertible Bond Arbitrage Advisory Group subsidiary (see “Discontinued Operations” note). Certain amounts in the Consolidated Statements of Cash Flows have been reclassified related to deferred compensation, $0.6 million and $0.2 million were reclassified in 2005 and 2004, respectively, to deferred compensation, from services provided in exchange for common stock.
Earnings per Common Share
The Company calculates its basic and diluted earnings per shares in accordance with Statement of Financial Accounting Standards No. 128, Earnings per share. Basic earnings per share are computed based upon weighted-average shares outstanding. Dilutive earnings per share is computed consistently with basic while giving effect to all dilutive potential common shares that were outstanding during the period. The Company uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards, warrants, unexercised options and any contingently issued shares (see “Temporary Capital” note). The weighted-average shares outstanding were calculated as follows at December 31:

(In thousands of shares)	2006	2005	2004
Weighted average shares for basic earnings per share	15,155	13,824	12,528
Effect of dilutive common equivalent shares	—	—	—

Weighted average shares and dilutive common equivalent shares for dilutive earnings per share	15,155	13,824	12,528

The Company excluded approximately 0.3 million, 0.9 million, and 1.1 million common equivalent shares in 2006, 2005, and 2004 respectively, in its computation of dilutive earnings per share because they were anti-dilutive. In addition, at December 31, 2006, approximately 1.8 million shares of restricted stock awards, (see “Benefit Plans” note) which are included in shares outstanding, are not included in the basic earnings per share computation because they are not vested as of December 31, 2006.
NOTE 2. Cash and Securities Segregated under Federal Regulations
At December 31, 2006 and 2005, the Company segregated cash of $5.2 million and $7.1 million respectively, in a special reserve bank account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission.
NOTE 3. Receivables From and Payables To Brokers, Dealers, and Clearing Agencies
Amounts receivable from and payable to brokers, dealers and clearing agencies consists of the following at December 31:

(In thousands of dollars)	2006	2005
Adjustment to record securities owned on a trade date basis, net	$—	$23,190
Securities borrowed	455	179
Commissions receivable	2,146	2,928
Securities failed to deliver	3,841	4,086
Good faith deposits	225	1,337
Receivable from clearing organizations	3,959	4,501

Total receivables	$10,626	$36,221

Adjustment to record securities owned on a trade date basis, net	$2,173	$—
Payable to clearing organizations	43,807	45,959
Securities failed to receive	3,085	4,636

Total payables	$49,065	$50,595

Proprietary securities transactions are recorded on a trade date, as if they had settled. The related amounts receivable and payable for unsettled securities transactions are recorded net in receivables or payables to brokers, dealers and clearing agencies on the Statements of Financial Condition.
NOTE 4. Receivables From and Payables To Customers
At December 31, 2006, receivables from customers are mainly comprised of the purchase of securities by institutional clients. Delivery of these securities is made only when the Company is in receipt of the funds from the institutional clients.
The majority of the Company’s non-institutional customers securities transactions, including those of officers, directors, employees and related individuals, are cleared through a third party under a clearing agreement. Under this agreement, the clearing agent executes and settles customer securities transactions, collects margin receivables related to these transactions, monitors the credit standing and required margin levels related to these customers and, pursuant to margin guidelines, requires the customer to deposit additional collateral with them or to reduce positions, if necessary. In the event the customer is unable to fulfill its contractual obligations, the clearing agent may purchase or sell the financial instrument underlying the contract, and as a result may incur a loss.
If the clearing agent incurs a loss, it has the right to pass the loss through to the Company which exposes the Company to off-balance-sheet risk. The Company has retained the right to pursue collection or performance from customers who do not perform under their contractual obligations and monitors customer balances on a daily basis along with the credit standing of the clearing agent. As the potential amount of losses during the term of this contract has no maximum, the Company believes there is no maximum amount assignable to this indemnification. At December 31, 2006, substantially all customer obligations were fully collateralized and the Company has not recorded a liability related to the clearing agent’s right to pass losses through to the Company.
NOTE 5. Securities Owned and Sold, but Not Yet Purchased
Securities owned and sold, but not yet purchased consisted of the following at December 31:

	2006		2005
		Sold, but not		Sold, but not
(In thousands of dollars)	Owned	yet Purchased	Owned	yet Purchased
Marketable Securities
U.S. Government and federal agency obligations	$90,652	$51,393	$84,983	$50,729
State and municipal bonds	139,811	26	124,388	128
Corporate obligations	31,146	84	41,954	760
Corporate stocks	12,989	456	11,542	828
Options	258	161	—	—
Not Readily Marketable Securities
Investment securities with no publicly quoted market	1,008	—	909	—
Investment securities subject to restrictions	303	—	2,018	—

Total	$276,167	$52,120	$265,794	$52,445

Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933, or (c) that cannot be offered or sold because of other arrangements, restrictions or conditions applicable to the securities or to the Company.
NOTE 6. Investments
The Company’s investment portfolio includes interests in publicly and privately held companies. Information regarding these investments has been aggregated and is presented below as of and for the years ended December 31:

(In thousands of dollars)	2006	2005	2004
Carrying Value
Public	$—	$40,375	$19,970
Private	10,866	9,492	19,405
Consolidation of Employee Investment Funds net of Company’s ownership interest, classified as Private Investment	1,384	2,630	5,170

Total carrying value	$12,250	$52,497	$44,545

Investment gains and losses were comprised of the following:

(In thousands of dollars)	2006	2005	2004
Public (realized and unrealized gains and losses)	$(12,865)	$22,424	$8,240
Private (realized gains and losses)	5,995	(830)	66
Private (unrealized gains and losses)	(732)	(3)	1,764

Investment gains (losses)	$(7,602)	$21,591	$10,070

iRobot (“IRBT”) and Mechanical Technology Incorporated (“MKTY”) accounted for the entire balance of public investments owned by the Company as of December 31, 2005. During the year ended December 31, 2006, the Company sold its remaining 1,116,040 shares of Mechanical Technology Incorporated (“MKTY”) for proceeds of approximately $3.3 million. Also during the year ended December 31, 2006, the Company sold its remaining 1,116,290 shares of iRobot (“IRBT”) for proceeds of approximately $24.2 million.
Privately held investments include an investment of $10.1 million in FA Technology Ventures L.P. (the “Partnership”), which represented the Company’s maximum exposure to loss in the Partnership at December 31, 2006. The Partnership’s primary purpose is to provide investment returns consistent with the risk of investing in venture capital. At December 31, 2006 total Partnership capital for all investors in the Partnership equaled $40.1 million. The Partnership is considered a variable interest entity. The Company is not the primary beneficiary, due to other investors’ level of investment in the Partnership. Accordingly, the Company has not consolidated the Partnership in these financial statements, but has recorded the value of its investment. FA Technology Ventures Inc. (“FATV”), a wholly-owned subsidiary, is the investment advisor for the Partnership. Revenues derived from the management of this investment and the Employee Investment Funds for the year ended December 31, 2006 were $1.4 million in consolidation. On May 23, 2006, FATV announced that one of the portfolio companies of the Partnership was expected to be acquired by Microsoft Corporation. The acquisition closed in July 2006. Also in July 2006, another private investment held by the Company was acquired by an outside firm. For the year ended December 31, 2006, the $6.0 million net realized gain for private investments was driven primarily by distributions of the gains from these investments to the Company.
The Company has consolidated its Employee Investment Funds (EIF). The EIF are limited liability companies, established by the Company for the purpose of having select employees invest in private equity placements. The EIF is managed by FAC Management Corp., a wholly-owned subsidiary, which has contracted with FATV to act as an investment advisor with respect to funds invested in parallel with the Partnership. The Company’s carrying value of this EIF is $0.3 million excluding the effects of consolidation. The Company has outstanding loans of $0.4 million to the EIF and is also committed to loan an additional $0.2 million to the EIF. The effect of consolidation was to increase Investments by $1.4 million, decrease Receivable from Others by $0.4 million and increase Payable to Others by $1.0 million. The amounts in Payable to Others relates to the value of the EIF owned by employees.
NOTE 7. Intangible Assets

	December 31	December 31
(In thousands of dollars)	2006	2005
Intangible assets Customer related (amortizable):
Descap Securities, Inc. — Acquisition	$641	$641
Accumulated amortization	(143)	(89)
Institutional convertible bond arbitrage advisory group — Acquisition	1,017	1,017
Accumulated amortization	(382)	(306)
Impairment loss	(635)	—

	498	1,263

	December 31	December 31
(In thousands of dollars)	2006	2005
Goodwill (unamortizable):
Descap Securities, Inc. — Acquisition	25,250	23,763
Impairment loss	(7,886)	—
Institutional convertible bond arbitrage advisory group — Acquisition	964	964
Impairment loss	(964)	—

	17,364	24,727

Total Intangible Assets	$17,862	$25,990

The carrying amount of goodwill for the Descap Securities, Inc. — Acquisition increased by $1.5 million during the year ended December 31, 2006, related primarily to additional consideration pursuant to the acquisition agreement (see “Commitments and Contingencies” note).
As a result of annual impairment testing, the goodwill related to the acquisition of Descap was determined to be impaired. Fair value of the Descap reporting unit was determined using both the income and market approaches. The income approach determines fair value using a discounted cash flow analysis based on management’s projections. The market approach analyzes and compares the operations performance and financial conditions of the reporting unit with those of a group of selected publicly-traded companies that can be used for comparison. The valuation gives equal weight to the two approaches to arrive at the fair value of the reporting unit. As a result of the valuation, as of December 31, 2006, the carrying value of goodwill was greater than the implied value of goodwill resulting in a goodwill impairment loss of $7.9 million recognized in the caption “Impairment” on the Statements of Operations.
A plan approved by the Board of Directors on September 28, 2006 to discontinue operations of the Institutional Convertible Bond Arbitrage Advisory Group (the “Group”) triggered an impairment test in the third quarter of 2006 in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets". Fair value of the Group was determined using the income approach. The income approach determines fair value using a discounted cash flow analysis based on management’s projections. Based on the impairment test, a goodwill impairment loss of $1.0 was recognized in discontinued operations for the year ended December 31, 2006. As a result of impairment testing of the disposal group in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, it was determined that amortizable customer related intangibles were also impaired. An impairment loss of $0.6 million was recognized related to amortizable intangible assets in discontinued operations for the year ended December 31, 2006.
Customer related intangible assets are being amortized over 12 years. Amortization expense for the customer related intangible assets, including the impairment, for the years ended December 31, 2006, 2005, and 2004 was $0.8 million, $0.1 million, and $0.2 million, respectively. Future amortization expense is estimated as follows:

Estimated Amortization Expense
(year ended December 31)
2007	$53
2008	53
2009	53
2010	53
2011	53
Thereafter	233

Total	$498

NOTE 8. Short-Term Bank Loans and Notes Payables
Short-term bank loans are made under a variety of bank lines of credit totaling $210 million of which approximately $129 million is outstanding at December 31, 2006. These bank lines of credit consist of credit lines that the Company has been advised are available solely for financing securities inventory but for which no contractual lending obligation exist and are repayable on demand. These loans are collateralized by eligible securities, including Company-owned securities, subject to certain regulatory formulas. Typically, these lines of credit will allow the Company to borrow up to 85% to 90% of the market value of the collateral. These loans bear interest at variable rates based primarily on the Federal Funds interest rate. The weighted average interest rates on these loans were 5.74% and 4.68% at December 31,

2006 and 2005 respectively. At December 31, 2006, short-term bank loans were collateralized by Company-owned securities, which are classified as securities owned, of $145 million.
The Company’s notes payable includes a $12.7 million Term Loan to finance the acquisition of Descap Securities, Inc. Interest rate is 2.4% over the 30-day London InterBank Offered Rate (“LIBOR”) (5.33% at December 31, 2006). Interest only was payable for the first six months, and thereafter monthly payments of $238 in principal and interest over the life of the loan which matures on May 14, 2011. The Term Loan agreement contains various covenants, as defined in the agreement. On April 22, 2005, the lender agreed to waive the financial covenants contained in the term loan agreement for the quarter ended March 31, 2005. On August 9, 2005, the lender agreed to amend the loan document, effective June 30, 2005. The lender agreed to eliminate the EBITDAR requirement of $22.5 million, amend the definition for operating cash flow, fixed charges, EBITDAR and modified indebtedness. The lender also agreed to increase the maximum allowable modified total funded indebtedness to EBITDAR ratio from 1.75 to 2.00 through March 31, 2006. Thereafter the revised ratio requires that the Company’s modified total funded debt to EBITDAR not to exceed 1.75 to 1 (for the twelve month period ending December 31, 2006, modified total funded indebtedness EBITDAR ratio was 0.51 to 1). In addition, the modified Term Loan agreement requires operating cash flow to total fixed charges (as defined) to be not less than 1.15 to 1 (for the twelve month period ending December 31, 2006, the operating cash flow to total fixed charge ratio was 2.15 to 1) EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and lease expense plus pro forma adjustments. The definition of operating cash flow includes the payment of cash dividends; therefore, the Company’s ability to pay cash dividends in the future may be impacted by the covenant.
Principal payments for the Term Note are due as follows:

(In thousands of dollars)
2007	$2,857
2008	2,857
2009	2,857
2010	2,857
2011	1,239
Total principal payments remaining	$12,667

In March 2006, our $10 million Senior Note, dated June 13, 2003, which was set to mature on June 30, 2010, was repaid in full. In May 2006, principal payments of $4.9 million and $8.7 million were made to pay off the Company’s $4.9 million Term Loan and $11 million Term Loan, respectively.
NOTE 9. Obligations Under Capitalized Leases
The following is a schedule of future minimum lease payments under capital leases for office equipment together with the present value of the net minimum lease payments at December 31, 2006:

(In thousands of dollars)
2007	$1,599
2008	999
2009	676
2010	460
2011	213
2012	11

Total minimum lease payments	3,958
Less: amount representing interest	436

Present value of minimum lease payments	$3,522

NOTE 10. Payables To Others
Amounts payable to others consisted of the following at December 31:

(In thousands of dollars)	2006	2005
Draft payables	$5,942	$9,963
Net Payable to Employees for the Employee Investment Fund (see “Investments” note)	1,039	1,371
Payable to Sellers of Descap Securities, Inc. (see “Commitments and Contingencies” footnote)	1,036	—
Others	979	2,765

Total	$8,996	$14,099

The Company maintains a group of “zero-balance” bank accounts which are included in payables to others on the Statements of Financial Condition. Drafts payable represent the balances in these accounts related to outstanding checks that have not yet been presented for payment at the bank. The Company has sufficient funds on deposit to clear these checks, and these funds will be transferred to the “zero-balance” accounts upon presentment. The Company maintains one “zero-balance” account which is used as a cash management technique, permitted under Rule 15c3-3 of the Securities and Exchange Commission, to obtain federal funds for a fee, which is lower than prevailing interest rates, in amounts equivalent to amounts in customers’ segregated funds accounts with a bank (see “Cash and Securities Segregated Under Federal Regulations” note).
NOTE 11. Subordinated Debt
A select group of management and highly compensated employees are eligible to participate in the First Albany Companies Inc. Deferred Compensation Plan for Key Employees (the “Plan”). The employees enter into subordinate loans with the Company to provide for the deferral of compensation and employer allocations under the Plan. The New York Stock Exchange has approved the Company’s subordinated debt agreements related to the Plan. Pursuant to these approvals, these amounts are allowable in the Company’s computation of net capital. The accounts of the participants of the Plan are credited with earnings and/or losses based on the performance of various investment benchmarks selected by the participants. Maturities of the subordinated debt are based on the distribution election made by each participant, which may be deferred to a later date by the participant. As of February 28, 2007, the Company no longer permits any new amounts to be deferred under this Plan. Principal debt repayment requirements, which occur on about April 15th of each year, as of December 31, 2006, are as follows:

(In thousands of dollars)
2007	$1,462
2008	1,299
2009	465
2010	287
2011 to 2016	911
Total	$4,424

NOTE 12. Commitments and Contingencies
Commitments: As of December 31, 2006, the Company had a commitment to invest up to an additional $3.8 million in FA Technology Ventures, LP (the “Partnership”). The investment period expired in July 2006, however, the General Partner may continue to make capital calls up through July 2011 for additional investments in portfolio companies and for the payment of management fees. The Company intends to fund this commitment from operating cash flow. The Partnership’s primary purpose is to provide investment returns consistent with risks of investing in venture capital. In addition to the Company, certain other limited partners of the Partnership are officers or directors of the Company. The majority of the commitments to the Partnership are from non-affiliates of the Company.
The General Partner for the Partnership is FATV GP LLC. The General Partner is responsible for the management of the Partnership, including among other things, making investments for the Partnership. The members of the General Partnership are George McNamee, Chairman of the Company, First Albany Enterprise Funding, Inc., a wholly owned subsidiary of the Company, and other employees of the Company or its subsidiaries. Mr. McNamee is required under the Partnership agreement to devote a majority of his business time to the conduct of the affairs of the Partnership and any parallel funds. Subject to the terms of the Partnership agreement, under certain conditions, the General Partnership is entitled to share in the gains received by the Partnership in respect of its investment in a portfolio company. The General Partner will receive a carried interest on customary terms. The General Partner has contracted with FATV to act as investment advisor to the General Partner.

As of December 31, 2006, the Company had an additional commitment to invest up to $0.3 million in funds that invest in parallel with the Partnership, which it intends to fund, at least in part, through current and future Employee Investment Funds (EIF). The investment period expired in July 2006, but the General Partner may continue to make capital calls up through July 2011 for additional investments in portfolio companies and for the payment of management fees. The Company anticipates that the portion of the commitment that is not funded by employees through the EIF will be funded by the Company through operating cash flow.
As of December 31, 2006, the Company has guaranteed compensation payments of $12.6 million payable over the next four years related to various compensation arrangements with its employees.
Contingent Consideration: On May 14, 2004, the Company acquired 100 percent of the outstanding common shares of Descap, a New York-based broker-dealer and investment bank. Per the acquisition agreement, the Sellers can receive future contingent consideration (“Earnout Payment”) based on the following: for each of the years ending May 31, 2005 through May 31, 2007, if Descap’s Pre-Tax Net Income (as defined) (i) is greater than $10 million, the Company shall pay to the Sellers an aggregate amount equal to fifty percent (50%) of Descap’s Pre-Tax Net Income for such period, or (ii) is equal to or less than $10 million, the Company shall pay to the Sellers an aggregate amount equal to forty percent (40%) of Descap’s Pre-Tax Net Income for such period. Each Earnout Payment shall be paid in cash, provided that the Buyer shall have the right to pay up to seventy-five percent (75%) of each Earnout Payment in the form of shares of Company Stock. The amount of any Earnout Payment that the Company elects to pay in the form of Company Stock shall not exceed $3.0 million for any Earnout Period and in no event shall such amounts exceed $6.0 million in the aggregate for all Earnout Payments. Based upon Descap’s Pre-Tax Net Income from June 1, 2005 through May 31, 2006, $1.0 million of contingent consideration has been accrued at December 31, 2006. Also, based upon Descap’s pre-tax net income from June 1, 2006 to December 31, 2006, no contingent consideration would be payable to the Sellers.
Leases: The Company’s headquarters and sales offices, and certain office and communication equipment, are leased under non-cancelable operating leases, certain of which contain renewal options and escalation clauses, and which expire at various times through 2015. To the extent the Company is provided tenant improvement allowances funded by the lessor, they are amortized over the initial lease period and serve to reduce rent expense. To the extent the Company is provided free rent periods, the Company recognizes the rent expense over the entire lease term on a straightline basis.
In April 2006, the Company entered into a Surrender Agreement with its landlord related to a lease it had signed in 2005, for new office space in New York City. The Company was a tenant under a sublease dated April 6, 2005, for space located at 1301 Avenue of the Americas, New York, New York (“Premises”). On April 28, 2006, the Company entered into transactions with various parties under which the Company surrendered the Premises and was released from future liability. As a result of the transactions, the Company was released from further liability for rent and other tenant expenses relating to the Premises, was reimbursed approximately $5.0 million for construction costs and cancelled approximately $1.9 million of letters of credit it had issued as security. The financial impact of this transaction was immaterial to the Statements of Operations.
Also, on September 29, 2006, the Company entered into a Third Amendment to Sub-Lease Agreement (the “Amendment”), amending a Sub-Lease Agreement dated August 12, 2003, as previously amended, by and between the Company and Columbia 677, L.L.C. (“Columbia”), a New York limited liability company, for the lease of certain property located at 677 Broadway, Albany, New York (the “Sublease”). Pursuant thereto and on certain conditions specified therein, the Company surrendered 15,358 square feet of space (the “Surrender Premises”) with respect to which Columbia agreed to release the Company from its lease obligations under the Sublease. Under the terms of the Amendment, the Company vacated a portion of the Surrender Premises on October 9, 2006 and vacated the remainder on October 16, 2006, subject to certain conditions. The Company continues to sublease and occupy 32,698 square feet of space under the Sublease. Due to the surrender of the space the Company incurred a loss of $0.8 million due mainly to a surrender fee the Company will pay to Columbia. The surrender fee is payable to Columbia in three installments as follows: two installments of $0.2 million were paid on November 1, 2006 and January 1, 2007, and a third payment of $0.4 is due on April 1, 2007, all of which constitutes additional rent under the Sublease. As part of the Company’s surrender of the space, the Company accelerated $0.2 million of depreciation expense related to the abandoned leasehold improvements.
In September 2006, the Company entered into an agreement to sublease 1,950 square feet of office space at the Company’s Boston location. Under the terms of the sublease agreement, the subtenant will pay the Company a total of $0.7 million over the term of the sublease.
In October 2006, the Company consolidated their 444 Madison Avenue offices with their offices at 1 Penn Plaza in New York City and incurred an impairment loss of $0.5 million which was net of projected sublease income.

Future minimum annual lease payments, and sublease rental income, are as follows:

	Future
	Minimum	Sublease
	Lease	Rental	Net Lease
(In thousands of dollars)	Payments	Income	Payments
2007	$7,594	$1,126	$6,468
2008	6,022	809	5,213
2009	2,822	100	2,722
2010	2,438	100	2,338
2011	2,366	100	2,266
Thereafter	6,607	191	6,416

Total	$27,849	$2,426	$25,423

Annual rental expense, net of sublease rental income, for the years ended December 31, 2006, 2005 and 2004 approximated $4.8 million, $7.2 million, and $5.6 million, respectively.
In 2005, rent expense increased, compared to 2004, due to the Company’s real estate strategy in New York City and San Francisco. While in 2006, rental expense decreased due to the reversal of rent accruals relating to the surrender of the Company’s 1301 Avenue of the Americas lease.
Litigation
In 1998, the Company was named in lawsuits by Lawrence Group, Inc. and certain related entities (the “Lawrence Parties”) in connection with a private sale of Mechanical Technology Inc. stock from the Lawrence Parties that was previously approved by the United States Bankruptcy Court for the Northern District of New York (the “Bankruptcy Court”). The Company acted as placement agent in that sale, and a number of employees and officers of the Company, who have also been named as defendants, purchased shares in the sale. The complaints alleged that the defendants did not disclose certain information to the sellers and that the price approved by the court was therefore not proper. The cases were initially filed in the Bankruptcy Court and the United States District Court for the Northern District of New York (the “District Court”), and were subsequently consolidated in the District Court. The District Court dismissed the cases, and that decision was subsequently vacated by the United States Court of Appeals for the Second Circuit, which remanded the cases for consideration of the plaintiffs’ claims as motions to modify the Bankruptcy Court sale order. The plaintiffs’ claims have now been referred back to the Bankruptcy Court for such consideration. Discovery is currently underway. The Company believes that it has strong defenses to and intends to vigorously defend itself against the plaintiffs’ claims, and believes that the claims lack merit. However, an unfavorable resolution could have a material adverse effect on the Company’s financial position, results of operations and cash flows in the period resolved.
The Company’s wholly owned subsidiary Descap Securities Inc. (“Descap”) acted as the seller in a series of purchases by a large institutional customer of collateralized mortgage securities (the “Bonds”) from April through June 2006. In these transactions, Descap acted as “riskless principal,” insofar as it purchased the Bonds from a third party and immediately resold them to the customer. The customer who purchased the Bonds has claimed that Descap misled the customer through misrepresentations and omissions concerning certain fundamental elements of the Bonds and that the customer would not have purchased the Bonds had it not been misled by Descap. By letter of September 14, 2006, the customer has claimed that the Company and Descap are liable to the customer for damages in an amount in excess of $21 million and has threatened litigation if the dispute is not resolved. The Company and Descap have denied that Descap is responsible for the customer’s damages and intend to defend vigorously any litigation that the customer may commence. The Company and Descap are in discussions with the customer in an attempt to resolve the dispute. The outcome of this dispute is highly uncertain, however, and an unfavorable resolution could have a material adverse effect on the Company’s financial position, results of operations and cash flows in the period resolved.
In connection with the termination of Arthur Murphy’s employment by First Albany Capital as Executive Managing Director, Mr. Murphy, also a former member of the Board of Directors of the Company, filed an arbitration claim against First Albany Capital, Alan Goldberg, former President and Chief Executive Officer, and George McNamee, Chairman of First Albany Companies Inc. with the National Association of Securities Dealers on June 24, 2005. The claim alleged damages in the amount of $8 million based on his assertions that he was fraudulently induced to remain in the employ of First Albany Capital. Without admitting or denying any wrongdoing or liability, on December 28, 2006, First Albany Capital entered into a settlement agreement with Arthur Murphy in connection with such arbitration claim.

In the normal course of business, the Company has been named a defendant, or otherwise has possible exposure, in several claims. Certain of these are class actions, which seek unspecified damages that could be substantial. Although there can be no assurance as to the eventual outcome of litigation in which the Company has been named as a defendant or otherwise has possible exposure, the Company has provided for those actions most likely of adverse disposition. Although further losses are possible, the opinion of management, based upon the advice of its attorneys, is that such litigation will not, in the aggregate, have a material adverse effect on the Company’s liquidity, financial position or cash flow, although it could have a material effect on quarterly or annual operating results in the period in which it is resolved.
In the ordinary course of business, the Company is called upon from time to time to answer inquiries and subpoenas on a number of different issues by self-regulatory organizations, the SEC and various state securities regulators. In recent years, there has been an increased incidence of regulatory enforcement in the United States involving organizations in the financial services industry, and the Company is no exception. We are not always aware of the subject matter of the particular inquiry or the ongoing status of a particular inquiry. As a result of some of these inquiries, the Company has been cited for technical operational deficiencies. Although there can be no assurance as to the eventual outcome of these proceedings, none of these inquiries has to date had a material effect upon the business or operations of the Company.
Collateral
The fair value of securities received as collateral, where the Company is permitted to sell or repledge the securities consisted of the following as of December 31:

(In thousands of dollars)	2006	2005
Securities purchased under agreements to resell	$13,990	$27,804
Securities borrowed	442	177

Total	$14,432	$27,981

As of December 31, 2006, no collateral had been sold or repledged.
Letters of Credit
The Company is contingently liable under bank stand-by letter of credit agreements, executed in connection with office leases, totaling $0.2 million at December 31, 2006. The letter of credit agreements were collateralized by Company securities with a market value of $0.2 million at December 31, 2006.
The Company enters into underwriting commitments to purchase securities as part of its investment banking business. Also, the Company may purchase and sell securities on a when-issued basis. As of December 31, 2006, the Company had $0.4 million in outstanding underwriting commitments and had purchased $7.0 million and sold $14.5 million securities on a when-issued basis.
NOTE 13. Temporary Capital
In connection with the Company’s acquisition of Descap Securities, Inc., the Company issued 549,476 shares of stock which provides the Sellers the right to require the Company to purchase back the shares issued, at a price of $6.14 per share. Accordingly, the Company has recognized as temporary capital the amount that it may be required to pay under the agreement. If the put is not exercised by the time it expires, the Company will reclassify the temporary capital to stockholders’ equity. The Company also has the right to purchase back these shares from the Sellers at a price of $14.46. The put and call rights expire on May 31, 2007. In June 2006, certain of the sellers of Descap Securities, Inc. exercised their put rights and the Company purchased 532,484 shares at $6.14 per share for a total amount of $3.3 million.
NOTE 14. Stockholders’ Equity
Dividends
In February 2005, the Board of Directors declared a quarterly cash dividend of $0.05 per share payable on March 10, 2005, to shareholders of record on February 24, 2005. In May 2005, the Board of Directors suspended the $0.05 per share dividend.

Acquisition – Descap Securities, Inc.
The shares issued to the sellers of Descap provide the sellers the right to require the Company to purchase back these shares at a price of $6.14 per share. The Company also has the right to purchase back these shares from the sellers at a price of $14.46. Both the put and call rights expire on May 31, 2007. The value assigned to the shares of common stock issued ($10.39 per share) approximated the market value of the stock on the date Descap was acquired ($10.30 per share). The difference in the value assigned and the market value was due to the put and call features attached to the stock. In June 2006, certain of the sellers of Descap Securities, Inc. exercised their put rights and the Company purchased 532,484 shares at $6.14 per share for a total amount of $3.3 million.
Rights Plan
On March 27, 1998, the Board of Directors adopted a Shareholder Rights Plan. The rights were distributed as a dividend of one right for each share of First Albany Companies Inc. common stock outstanding, with a record date of March 30, 1998. The Shareholder Rights Plan is intended to deter coercive takeover tactics and strengthen the Company’s ability to deal with an unsolicited takeover proposal.
The rights will expire on March 30, 2008. Each right will entitle the holder to buy one one-hundredth of a newly issued share of preferred stock at an exercise price of $56.00. The rights will become exercisable at such time as any person or group acquires more than 15% of the outstanding shares of common stock of the Company (subject to certain exceptions) or within 10 days following the commencement of a tender offer that will result in any person or group owning such percentage of the outstanding voting shares.
Upon any person or group acquiring 15% of the outstanding shares of voting stock, each right will entitle its holders to buy shares of First Albany Companies Inc. common stock (or of the stock of the acquiring company if it is the surviving entity in a business combination) having a market value equal to twice the exercise price of each right. The rights will be redeemable at any time prior to their becoming exercisable.
Treasury Stock
In December 2003, the Board of Directors authorized a stock repurchase program, which expired June 9, 2005.
Warrants
In 2003, the Company issued a Senior Note dated June 13, 2003 for $10 million with a fixed interest rate of 8.5%, payable semiannually and maturing on June 30, 2010. There were 437,000 warrants issued to the purchasers of the Senior Note, which are exercisable between $10.08 and $11.54 per share through June 13, 2010. The Senior Note was paid in full in March 2006, while the warrants are still outstanding.
Deferred Compensation and Employee Stock Trust
The Company has adopted or may hereafter adopt various nonqualified deferred compensation plans (the “Plans”) for the benefit of a select group of highly compensated employees who contribute significantly to the continued growth and development and future business success of the Company. Plan participants may elect under the Plans to have the value of their Plans Accounts track the performance of one or more investment benchmarks available under the Plans, including First Albany Companies Common Stock Investment Benchmark, which tracks the performance of First Albany Companies Inc. common stock (“Company Stock”). With respect to the First Albany Companies Common Stock Investment Benchmark, the Company contributes Company Stock to a rabbi trust (the “Trust”) it has established in connection with meeting its related liability under the Plans. As of February 28, 2007, the Company no longer permits any new amounts to be deferred under its current Plans.
Assets of the Trust have been consolidated with those of the Company. The value of the Company’s stock at the time contributed to the Trust has been classified in stockholders’ equity and generally accounted for in a manner similar to treasury stock.
The deferred compensation arrangement requires the related liability to be settled by delivery of a fixed number of shares of Company stock. Accordingly, the related liability is classified in equity under deferred compensation and changes in the fair market value of the amount owed to the participant in the Plan is not recognized.

NOTE 15. Income Taxes
Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable for future years to differences between the financial statement basis and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.
The income tax provision was allocated as follows for the year ended December 31:

(In thousands of dollars)	2006	2005	2004
Income (Loss) from continuing operation	$153	$8,481	$(9,571)
Income (Loss) from discontinued operations	(22)	(249)	1,804
Stockholders’ equity (additional paid-in capital)	—	(213)	(2,273)

Total income tax provision (benefit)	$131	$8,019	$(10,040)

The Company did not report a benefit for federal and state income taxes in the 2006 financial statements because the benefit of the loss has been offset by the maintenance of a full valuation allowance. In 2006, the Company did book income tax expense for continuing operations related to a provision for federal alternative minimum tax (“AMT”) and taxable income in certain states. The AMT tax for continuing operations was partially offset by an income tax benefit for discontinued operations.
The components of income taxes attributable to loss from continuing operations, net of valuation allowance, consisted of the following for the years ended December 31:

(In thousands of dollars)	2006	2005	2004
Federal
Current	$110	$51	$(1,498)
Deferred (including tax benefit from operating loss carryforwards of $0.0 million, $0.0 million and $1.5 million)	—	6,496	(5,707)
State and local
Current	43	(123)	(597)
Deferred (including tax benefit from operating loss carryforwards of $0.0 million, $0.0 million and $1.5 million)	—	2,057	(1,769)

Total income tax expense (benefit)	$153	$8,481	$(9,571)

The expected income tax expense (benefit) using the federal statutory rate differs from income tax expense pertaining to pretax loss from continuing operations as a result of the following for the years ended December 31:

(In thousands of dollars)	2006	2005	2004
Income taxes at federal statutory rate @ 35%	$(14,544)	$1,241	$(5,273)
Graduated tax rates	416	(35)	150
State and local income taxes, net of federal income taxes and state valuation allowance	43	1,277	(1,680)
Meals and entertainment	165	206	262
Tax-exempt interest income, net	(494)	(773)	(1,320)
Other compensation	396	—	—
Goodwill impairment	2,682	—	—
Plug Power Inc. stock distribution	—	—	(1,830)
Appreciated stock contribution	—	(123)	—
Other, including reserve adjustments	436	(72)	120
Alternative minimum tax	110	—	—
Change in federal and foreign valuation allowance	10,943	6,760	—
Total income tax expense (benefit)	$153	$8,481	$(9,571)

In 2004, the Company distributed approximately 2 million shares of Plug Power Inc. as a special dividend to the Company’s shareholders. The Company realized an approximate $2.2 million tax benefit (federal tax benefit of $1.8 million and state tax benefit of $0.4 million) due to a difference in the accounting and tax treatments of this distribution.
The temporary differences that give rise to significant portions of deferred tax assets and liabilities consisted of the following at December 31:

(In thousands of dollars)	2006	2005
Securities held for investment	$(209)	$(15,134)
Fixed assets	1,540	152
Deferred compensation	8,700	10,736
Accrued liabilities	1,306	1,228
Deferred revenue	(442)	—
Net operating loss carryforwards	9,885	11,917
Intangible assets	654	—
Other	332	334

Total net deferred tax asset before valuation allowance	21,766	9,233
Less valuation allowance	21,766	9,233

Total net deferred tax asset	$—	$—

The Company has recorded a valuation allowance at December 31, 2006 and 2005, as a result of uncertainties related to the realization of its net deferred tax asset. The valuation allowance was established as a result of weighing all positive and negative evidence, including the Company’s history of cumulative losses over the past three years and the difficulty of forecasting future taxable income. The valuation allowance reflects the conclusion of management that is more likely than not that the benefit of the deferred tax assets will not be realized. The Company recorded a net change in its deferred tax valuation allowance in 2006 of $12.5 million. At December 31, 2005, the Company recorded a valuation allowance of approximately $9.2 million. The Company did not record a valuation allowance for deferred tax assets at December 31, 2004, since it determined that it was more likely than not that deferred tax assets would be fully realized through future taxable income.
At December 31, 2006, the Company had federal net operating loss carryforwards of $24.4 million, which expire between 2023 and 2025. At December 31, 2006, the Company had state operating loss carryforwards for tax purposes approximating $19.6 million, which expire between 2009 and 2025.
The Company applies the “with and without” intra-period tax allocation approach described in the Emerging Issues Task Force (EITF) release Topic D-32 in determining the order in which tax attributes are considered. Under this approach a windfall benefit is recognized in additional paid-in capital only if an incremental benefit is provided after considering all other tax attributes presently available to the Company. The Company measures windfall tax benefits considering only the direct effects of the stock option deduction. In the current year there was no windfall tax benefits, only tax shortfalls, the tax impact of which was offset by the change in the valuation allowance.
The Company has elected to apply the alternative transition method to calculate the historical pool of windfall tax benefits available as of the date of adoption of FAS 123(R) as described in FASB Staff Position No. FAS 123(R)-3.
NOTE 16. Benefit Plans
First Albany Companies Inc. has established several stock incentive plans through which employees of the Company may be awarded stock options, stock appreciation rights and restricted common stock, which expire at various times through December 31, 2011. The following is a recap of all plans as of December 31, 2006.

Share awards authorized for issuance	10,606,015

Share awards used:
Stock options granted and outstanding	1,826,826
Restricted stock awards granted and unvested	1,787,496
Options exercised and restricted stock awards vested	5,320,514
Stock options expired and no longer available	240,046

Total share awards used	9,174,882

Share awards available for future awards	1,431,133

Adoption of FAS 123(R)
For options granted prior to December 31, 2002, the compensation expense was not required to be recognized in the consolidated financial statements. Effective January 1, 2003, the Company adopted FAS 123, using the prospective method of transition described in FAS 148. Under the fair value recognition provisions of FAS 123 and FAS 148, stock based compensation cost was measured at the grant date based on the award and was recognized as expense over the vesting period for awards granted after December 31, 2002.
On January 1, 2006, the Company adopted FAS 123(R). In adopting FAS 123(R), the Company applied the modified prospective application transition method. Under the modified prospective application method, prior period financial statements are not adjusted. Instead, the Company will apply FAS 123(R) for new awards granted after December 31, 2005, any portion of awards that were granted after January 1, 1995 and have not vested by January 1, 2006 and any outstanding liability awards. The impact of applying the nominal vesting period approach for awards with vesting upon retirement eligibility and the non-substantive approach was immaterial. Upon adoption of FAS 123(R) on January 1, 2006, the Company recognized an after-tax gain of approximately $0.4 million as the cumulative effect of a change in accounting principle, primarily attributable to the requirement to estimate forfeitures at the date of grant instead of recognizing them as incurred. The estimated forfeiture rate for 2006 was 25%.
For the twelve month period ended December 31, 2006, the effect of adopting FAS 123(R) was to increase the loss from continuing operations by $0.2 million, increase the loss before income taxes by $0.2 million, decrease the net loss by $0.3 million including cumulative effect of a change in accounting, increase cash flow from operations by $0.0, increase cash flow from financing activities by $0.0, increase the basic loss per share by $0.0 and increase the diluted loss per share by $0.0.
For the period ended December 31, 2006, including the cumulative effect of accounting change for 2006, total compensation expense for share based payment arrangements was $7.9 million and the related tax benefit was $0. There were no significant modifications or plan design changes made during the twelve month period ended December 31, 2006. At December 31, 2006, the total compensation expense related to non-vested awards not yet recognized is $7.1 million, which is expected to be recognized over the remaining weighted average vesting period of 1.6 years. The amount of cash used to settle equity instruments granted under share based payment arrangements during the twelve month period ended December 31, 2006 was $0.1 million.
The following table reflects the effect on net income if the fair value based method had been applied to all outstanding and unvested stock options in each period.

(In thousands of dollars)	2005	2004
Loss, as reported	$(10,217)	$(3,587)
Add: Stock-based employee compensation expense included in reported net loss, net of tax	194	318
Less: Total stock-based employee compensation expense determined under fair value based method for all stock options, net of tax	(703)	(1,583)

Pro forma net loss	$(10,726)	$(4,852)

Earnings per share
As reported
Basic	$(0.74)	$(0.29)
Diluted	$(0.74)	$(0.29)
Pro forma
Basic	$(0.78)	$(0.39)
Diluted	$(0.78)	$(0.39)

The initial impact of FAS 123 on earnings per share may not be representative of the effect on income in future years because options vest over several years and additional option grants may be made each year.
Options
Options granted under the plans have been granted at not less than fair market value, vest over a maximum of five years, and expire ten years after grant date. Option transactions for the three year period ended December 31, 2006, under the plans were as follows:

		Weighted
	Shares	Average
	Subject	Exercise
	to Option	Price
Balance at December 31, 2003	3,390,762	$7.65
Options granted	122,500	13.23
Options exercised	(708,891)	6.49
Options terminated	(90,019)	6.93

Balance at December 31, 2004	2,714,352	$8.23
Options granted	15,000	6.73
Options exercised	(91,091)	5.75
Options terminated	(145,452)	6.66

Balance at December 31, 2005	2,492,809	$8.40
Options granted	—	—
Options exercised	(9,468)	5.77
Options terminated	(656,515)	8.31

Balance at December 31, 2006	1,826,826	$8.45

Options are exercisable when they become fully vested. The intrinsic value of options exercised during the twelve month periods ending December 31, 2006 and 2005 was $7 thousand and $170 thousand, respectively. The amount of cash received from the exercise of stock options during the twelve month period ended December 30, 2006 was $55 thousand. The tax benefit realized from the exercise of stock options during the twelve month period ended December 31, 2006 was $0. Shares issued by the Company as a result of the exercise of stock options may be issued out of Treasury or authorized shares available. At December 31, 2006, 1,804,056 options were exercisable with an average exercise price of $8.40, and a remaining average contractual term of 4.3 years. At December 31, 2006, 1,826,826 options outstanding had an intrinsic value of $0.0.
The following table summarizes information about stock options outstanding under the plans at December 31, 2006:

Exercise			Average		Average
Price	Outstanding	Average Life	Exercise	Exercisable	Exercise
Range	Shares	(years)	Price	Shares	Price
$4.60-$6.44	458,241	4.42	$5.70	457,967	$5.70
$6.53-$9.14	1,083,371	4.03	8.06	1,076,707	8.07
$9.47-$13.26	36,000	7.01	13.11	36,000	13.11
$13.35-$18.70	249,214	4.95	14.52	233,382	14.48

	1,826,826	4.31	$8.45	1,804,056	$8.40

At December 31, 2005, 2,329,671 options with an average exercise price of $8.25 were exercisable; and at December 31, 2004, 1,449,549 options with an average exercise price of $8.82 were exercisable.
The Black-Scholes option pricing model is used to determine the fair value of options granted. There were no options granted in 2006. Significant assumptions used to estimate the fair value of share based compensation awards include the following:

	2005	2004
Dividend yield	2.97%	1.32% - 2.19%
Expected volatility	41%	30% - 33%
Risk-free interest rate	3.8%	3.2% - 3.8%
Expected lives (in years)	5.34	5.48 - 6.17
Weighted average fair value of options granted	$2.19	$4.08

Since no options were granted in 2006, the above assumptions have not been established for 2006.
Restricted Stock
Restricted stock awards, under the plans established by the Company, have been valued at the market value of the Company’s common stock as of the grant date and are amortized over the period in which the restrictions are outstanding, which is typically 2-3 years. If an employee reaches retirement age (which per the plan is age 65), an employee will become 100% vested in all outstanding restricted stock awards. For those employees who will reach retirement age prior to the normal vesting date, the Company will amortize the expense related to those awards over the shorter period. Unvested restricted stock awards are typically forfeited upon termination although there are certain award agreements that may continue to vest subsequent to termination as long as other restrictions are followed. The amortization related to unvested restricted stock awards that continue to vest subsequent to termination is accelerated upon the employees’ termination. Restricted stock awards for the twelve month periods under the plans were as follows:

		Weighted
	Unvested	Average
	Restricted	Grant-Date
	Stock Awards	Fair Value
Balance at December 31, 2003	920,297	$7.66
Granted	1,482,765	13.28
Vested	(205,293)	8.85
Fortified	(277,825)	9.19
Balance at December 31, 2004	1,919,944	11.64
Granted	1,344,572	9.21
Vested	(700,580)	11.06
Fortified	(329,611)	11.14
Balance at December 31, 2005	2,234,325	10.43
Granted	932,212	4.58
Vested	(1,011,993)	10.37
Forfeited	(366,480)	8.91
Balance at December 31, 2006	1,788,064	$7.73

The total fair value of awards vested, based on the fair market value of the stock on the vest date, during the twelve month periods ending December 31, 2006 and 2005 was $5.8 million and $5.4 million, respectively.
Expense related to restricted stock approximated $7.8 million in 2006, $9.9 million in 2005 and $7.3 million in 2004. As of December 31, 2006 and 2005, the Company recorded $7.0 million and $13.9 million, respectively, in unearned compensation related to restricted stock issuances.
Other
The Company also maintains a tax deferred profit sharing plan (Internal Revenue Code Section 401(k) Plan), which permits eligible employees to defer a percentage of their compensation. Company contributions to eligible participants may be made at the discretion of the Board of Directors. The Company expensed $0.2 million in 2006, $0.2 million in 2005, and $0.3 million in 2004.
The Company has various other incentive programs, which are offered to eligible employees. These programs consist of cash incentives and deferred bonuses. Amounts awarded vest over periods ranging up to five years. Costs are amortized over the vesting period and approximated

$2.6 million in 2006, $2.5 million in 2005, and $2.0 million in 2004. The remaining amounts to be expensed are $0.7 million at December 31, 2006, to the extent they vest.
At December 31, 2006 and December 31, 2005, there was approximately $4.5 million and $5.1 million, respectively, of accrued compensation on the Statements of Financial Condition related to deferred compensation plans provided by the Company which will be paid out between 2007 and 2016. As of February 28, 2007, the Company no longer permits any new amounts to be deferred under these plans.
  NOTE 17. Net Capital Requirements
First Albany Capital is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule, which requires the maintenance of a minimum net capital. First Albany Capital has elected to use the alternative method permitted by the rule, which requires it to maintain a minimum net capital amount of 2% of aggregate debit balances arising from customer transactions as defined or $1 million, whichever is greater. As of December 31, 2006, First Albany Capital had aggregate net capital, as defined, of $19.5 million, which equaled 536.41% of aggregate debit balances and $18.5 million in excess of required minimum net capital.
Descap is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule, which requires the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital, both as defined by the rule, shall not exceed 15:1. The rule also provides that capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10:1. As of December 31, 2006, Descap had net capital of $2.1 million, which was $1.8 million in excess of its required net capital. Descap’s ratio of Aggregate Indebtedness to Net Capital was 2.14 to 1.
  NOTE 18. Trading Activities
As part of its trading activities, the Company provides brokerage and underwriting services to institutional clients. While trading activities are primarily generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions and to facilitate institutional client transactions. Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, the Company views net interest and principal transactions revenues in the aggregate. Certain trading activities expose the Company to market and credit risks.
Market Risk
Market risk is the potential change in an instrument’s value caused by fluctuations in interest rates, equity prices, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.
As of December 31, 2006, the Company had approximately $1.5 million of securities owned which were considered non-investment grade. Non-investment grade securities are defined as debt and preferred equity securities rated as BB+ or lower or equivalent ratings by recognized credit rating agencies. These securities have different risks than investment grade rated investments because the companies are typically more highly leveraged and therefore more sensitive to adverse economic conditions and the securities may be more thinly traded or not traded at all.
The Company seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate interest rate, price, and spread movements of trading inventories and hedging activities. The Company uses a combination of cash instruments and derivatives to hedge its market exposure. The following describes the types of market risk faced by the Company:
Interest Rate Risk: Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. The decision to manage interest rate risk using futures or options as opposed to buying or selling short U.S. Treasury or other securities depends on current market conditions and funding considerations.
Equity Price Risk: Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities.

The Company also has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The Company has recorded these obligations in the financial statements at December 31, 2006 at market values of the related securities and will incur a loss if the market value of the securities increases subsequent to December 31, 2006.
Credit Risk
The Company is exposed to risk of loss if an issuer or counter party fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose the Company to default risk. The Company has established policies and procedures for mitigating credit risks on principal transactions, including reviewing and establishing limits for credit exposure, requiring collateral to be pledged, and assessing the creditworthiness of counter parties.
In the normal course of business, the Company executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by the Company. These activities may expose the Company to default risk arising from the potential that customers or counter parties may fail to satisfy their obligations. In these situations, the Company may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counter parties. In addition, the Company seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.
Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Company may purchase the underlying security in the market and seek reimbursement for losses from the counter party.
Concentrations of Credit Risk
The Company’s exposure to credit risk associated with its trading and other activities is measured on an individual counter party basis, as well as by groups of counter parties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. The Company’s most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies and investment companies. This concentration arises in the normal course of the Company’s brokerage, trading, financing, and underwriting activities. To reduce the potential for concentration of risk, credit limits are established and monitored in light of changing counter party and market conditions. The Company also purchases securities and may have significant positions in its inventory subject to market and credit risk. Should the Company find it necessary to sell such a security, it may not be able to realize the full carrying value of the security due to the significance of the position sold. In order to control these risks, securities positions are monitored on at least a daily basis along with hedging strategies that are employed by the Company.
  NOTE 19. Derivative Financial Instruments
The Company does not engage in the proprietary trading of derivative securities with the exception of highly liquid treasury and municipal index futures contracts and options. These index futures contracts and options are used primarily to hedge securities positions in the Company’s securities owned. Gains and losses on these financial instruments are included as revenues from principal transactions. Trading profits and losses relating to these financial instruments were as follows for the years ending December 31:

(In thousands of dollars)	2006	2005	2004
Trading profits—state and municipal bond	$2,124	$3,236	$4,367
Index futures hedging	453	(1,621)	(2,646)
Net revenues	$2,577	$1,615	$1,721

The contractual or notional amounts related to the index futures contracts were as follows at December 31:

(In thousands of dollars)	2006	2005
Average notional or contract market value	$(56,018)	$(49,983)
Year end notional or contract market value	$(56,798)	$(18,699)

The contractual or notional amounts related to these financial instruments reflect the volume and activity and do not reflect the amounts at risk. The amounts at risk are generally limited to the unrealized market valuation gains on the instruments and will vary based on changes in market value. Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Open equity in the futures contracts in the amount of $2.4 million and $1.0 million at December 31, 2006 and 2005, respectively, are recorded as receivables from brokers, dealers and clearing agencies. The market value of options contracts are recorded as securities owned. The settlements of the aforementioned transactions are not expected to have a material adverse effect on the financial condition of the Company.
  NOTE 20. Segment Analysis
The Company is organized around products and operates through the following segments: Equities; Fixed Income, which is comprised of Municipal Capital Markets and Descap; and Other. The Company evaluates the performance of its segments and allocates resources to them based on various factors, including prospects for growth, return on investment, and return on revenue.
The Company reclassified amounts related to the Taxable Municipals group from Fixed Income-Other segment to the Fixed Income — Municipal Capital Markets segment due to changes in the structure of the Company’s internal organization. As a result, Fixed Income-Other was comprised wholly of the Company’s Fixed Income Middle Markets business, which was discontinued on June 22, 2007. 2006, 2005 and 2004 amounts have been reclassified to present Fixed Income Middle Markets as part of discontinued operations.
The Company’s Equities business is comprised of equity sales and trading and equities investment banking services. Equities sales and trading provides equity trade execution to institutional investors and generates revenues primarily through commissions and sales credits earned on executing equity transactions. Equities investment banking generates revenues by providing financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies.
The Company’s Fixed Income business consists of the Municipal Capital Markets and Descap segments. As noted above, the Company’s Fixed Income-Other segment, which was previously included in this segment was discontinued in June 2007. The Fixed Income business consists of Fixed Income sales and trading and Fixed Income investment banking. Fixed Income sales and trading provides trade execution to institutional investors and generates revenues primarily through commissions and sales credits earned on executing fixed income transactions in the following products:
•	Mortgage-Backed and Asset-Backed Securities

•	Municipal Bonds (Tax-exempt and Taxable Municipal Securities)

•	High Grade Bonds (Investment Grade and Government Bonds)
These products can be sold through any of the Company’s Fixed Income segments. Fixed Income investment banking generates revenues by providing financial advisory and capital raising services to municipalities, government agencies and other public institutions.
The Company’s Other segment includes the results from the Company’s investment portfolio, venture capital and costs related to corporate overhead and support. The Company’s investment portfolio generates revenue from unrealized gains and losses as a result of changes in value of the Company’s investments, and realized gains and losses as a result of sales of equity holdings. The Company’s venture capital business generates revenue through the management of a private equity fund. This segment also includes results related to the Company’s investment in these private equity funds and any gains or losses that might result from those investments.
During 2006 the Company discontinued its Taxable Fixed Income corporate bond segment and its Institutional Convertible Bond Arbitrage Advisory Group subsidiary which was previously included in the “Other” caption (see “Discontinued Operations” note). 2005 and 2004 amounts have been reclassified to conform to the 2006 presentation.
Intersegment revenue has been eliminated for purposes of presenting net revenue so that all net revenue presented is from external sources. Interest revenue is allocated to the operating segments and is presented net of interest expense for purposes of assessing the performance of the segment. Depreciation and amortization is allocated to each segment.
Information concerning operations in these segments is as follows for the years ended December 31:

(In thousands of dollars)	2006	2005	2004
Net revenue (including net interest income)
Equities	$59,819	$60,047	$77,000

Fixed Income
Municipal Capital Markets	36,724	41,546	36,010
Descap	17,560	18,198	12,048

Total Fixed Income	54,284	59,744	48,058

Other	(4,491)	27,006	13,300
Total Net Revenue	$109,612	$146,797	$138,358

Net interest income (included in total net revenue)
Equities	$(7)	$13	$32

Fixed Income
Municipal Capital Markets	(1,450)	(687)	785
Descap	(794)	1,972	1,068

Total Fixed Income	(2,244)	1,285	1,853

Other	679	1,342	1,542
Total Net Interest Income	$(1,572)	$2,640	$3,427

Pre-tax Contribution (Income/(loss) before income taxes, discontinued operations and cumulative effect of an accounting change)
Equities	$(47)	$(4,712)	$4,234

Fixed Income
Municipal Capital Markets	5,887	9,421	3,833
Descap	(1,162)	883	2,227

Total Fixed Income	4,725	10,304	6,060

Other	(46,232)	(2,046)	(25,360)
Total Pre-tax Contribution	$(41,554)	$3,546	$(15,066)

Depreciation and amortization expense (charged to each segment in measuring the Pre-tax Contribution)
Equities	$676	$973	$1,046

Fixed Income
Municipal Capital Markets	273	360	373
Descap	110	121	96

Total Fixed Income	383	481	469

Other	1,749	2,095	1,042
Discontinued Operations	165	316	448

Total	$2,973	$3,865	$3,005

For presentation purposes, net revenue within each of the businesses is classified as sales and trading, investment banking, or net interest / other. Sales and trading net revenue includes commissions and principal transactions. Investment banking includes revenue related to underwritings and other investment banking transactions. Investment gains (losses) reflects gains and losses on the Company’s investment portfolio. Net interest / other includes interest income, interest expense, fees and other revenue. Net revenue presented within each category may differ from that presented in the financial statements as a result of differences in categorizing revenue within each of the revenue line items listed below for purposes of reviewing key business performance.
The following table reflects revenues for the Company’s major products and services:

(In thousands of dollars)	2006	2005	2004
Net revenues:
Institutional Sales & Trading
Equities	$34,169	$41,883	$50,801
Fixed Income	35,961	29,232	27,400

Total Institutional Sales & Trading	70,130	71,115	78,201

(In thousands of dollars)	2006	2005	2004
Investment Banking
Equities	25,624	18,099	25,948
Fixed Income	20,302	29,185	18,712

Total Investment Banking	45,926	47,284	44,660

Net Interest/Other	(1,953)	1,392	2,197

Total Net Revenues	$114,103	$119,791	$125,058

The Company’s segments financial policies are the same as those described in the “Summary of Significant Accounting Policies” note. Asset information by segment is not reported since the Company does not produce such information. All assets are located in the United States of America. Prior periods’ financial information has been reclassified to conform to the current presentation.
 NOTE 21. New Accounting Standards
SFAS No. 157, Fair Value Measurements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Therefore, SFAS No. 157 will be effective for our fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157.
SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Therefore, SFAS No. 159 will be effective for our fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 159.
FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 establishes a two-step process for evaluation of tax positions. The first step is recognition, under which the enterprise determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The enterprise is required to presume the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement, under which a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Therefore, FIN No. 48 is effective for our fiscal year beginning January 1, 2007. The cumulative effect of adopting FIN No. 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. The Company is currently analyzing the impact of adopting FIN No. 48. At this time, the Company does not anticipate that FIN No. 48 will have a significant impact on the financial statements.
  NOTE 22. Business Combination

Descap
On May 14, 2004, the Company acquired all of the outstanding common shares of Descap Securities, Inc. (“Descap”), a New York-based broker-dealer and investment bank. Descap specializes in the primary issuance and secondary trading of mortgage-backed securities, asset-backed securities, collateralized mortgage obligations and derivatives, and commercial mortgage-backed securities. Its investment banking group provides advisory and capital raising services, and specializes in structured finance and asset-backed securities and should serve to enhance the Company’s product offering. Descap will continue to operate under its current name.
The value of the transaction was approximately $31.4 million, which approximated Descap’s revenue for its previous fiscal year. The purchase price consisted of $25 million in cash and 549,476 shares of the Company’s common stock, plus future contingent consideration based on financial performance. Approximately $9.2 million of the purchase price was to acquire the net assets of the business, which consisted of assets of $66.1 million and liabilities of $56.9 million. The value of the transaction in excess of net assets ($22.2 million) was allocated $0.6 million to identified customers based upon estimated future cash flows and $21.6 to goodwill (see “Intangible Assets” note). The shares issued to the sellers of Descap provide the sellers the right to require the Company to purchase back the shares at a price of $6.14 per share. The Company also has the right to purchase back these shares from the sellers at a price of $14.46. Both the put and call rights expires on May 31, 2007 (see “Temporary Capital” Note). The value assigned to the shares of common stock issued ($10.39 per share) approximated the market value of the stock on the date Descap was acquired. The difference in the value assigned and the market value was due to the put and call features attached to the stock. The Company also issued 270,843 shares of restricted stock to employees of Descap, which vests over a three-year period.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(In thousands of dollars)
Cash and cash equivalents	$3,868
Marketable securities at market value	60,336
Other assets	1,909

Total assets acquired	66,113

Marketable securities sold short	(22,599)
Short term borrowings	(32,411)
Other liabilities	(1,936)

Total liabilities assumed	(56,946)

Net assets acquired	$9,167

Per the acquisition agreement, the sellers of Descap can receive future contingent consideration based on the following: For each of the succeeding three years following the acquisition ending June 1, 2007, if Descap’s Pre-Tax Net Income (as defined) (i) is greater than $10 million, the Company shall pay to the Sellers an aggregate amount equal to fifty percent (50%) of Descap’s Pre-Tax Net Income for such period, or (ii) is equal to or less than $10 million, the Company shall pay to the Sellers an aggregate amount equal to forty percent (40%) of Descap’s Pre-Tax Net Income for such period (see “Commitments and Contingencies” note).
The Company’s results of operations include those of Descap since the date acquired. The following table presents pro forma information as if the acquisition of Descap had occurred on January 1, 2004:

Years ended
(In thousands of dollars except for per share	December 31,
amounts and shares outstanding)	2004
Net revenues (including interest)	$182,138
Total expenses (excluding interest)	190,351
(Loss) income from continuing operations	(8,213)
Income tax (benefit) expense	(6,646)

(Loss) income from continuing operations	(1,567)
(Loss) from discontinued operations, net of taxes	(1,703)

Years ended
(In thousands of dollars except for per share	December 31,
amounts and shares outstanding)	2004
Net (loss) income	$(3,270)

Per share data:
Basic earnings:
Continued operations	$(0.12)
Discontinued operations	(0.14)
Net income	$(0.26)

Diluted earnings:
Continued operations	$(0.12)
Discontinued operations	(0.14)
Net income	$(0.26)

  NOTE 23. Discontinued Operations
In September 2006, the Company committed to a plan to dispose of its Institutional Convertible Bond Arbitrage Advisory Group. Accordingly, the Company will account for the disposition of the Convertible Bond Arbitrage Advisory Group as discontinued operations. It is expected that the disposition will be complete by the first quarter of 2007. As such, the Company is not currently in a position to provide estimates of the disposal charges or any related cash expenditures the Company may incur in connection with the decision. The Company does not, however, expect that the charges will constitute a material charge for us under generally accepted accounting principles or that any related cash expenditures will be material in amount.
Additionally, in May 2006, the Company closed its Taxable Fixed Income corporate bond division. In February 2005, the Company sold its asset management operations, other than its institutional convertible arbitrage group, and, in 2000 sold its Private Client Group. The Company continues to report the receipt and settlement of pending contractual obligations related to these transactions as discontinued operations.
Amounts reflected in the Consolidated Statements of Operations are presented in the following table:

	12 Months Ended
	December 31
(In thousands of dollars)	2006	2005	2004
Net revenues
Asset Management Business	$—	$162	$2,065
Convertible Bond Arbitrage	444	589	333
Private Client Group	—	49	458
Taxable Fixed Income	3,083	14,029	28,344
Fixed Income Middle Market	5,175	4,734	9,600

Total net revenues	8,702	19,563	40,800

Expenses

Asset Management Business	14	499	5,205
Convertible Bond Arbitrage	1,315	1,237	1,905
Convertible Bond Arbitrage-Impairment Loss	1,534	—	—
Private Client Group	84	749	(78)
Taxable Fixed Income	5,586	20,031	25,184
Fixed Income Middle Market	2,892	2,578	4,872

Total expenses	11,425	25,094	37,088

(Loss) before income taxes	(2,723)	(5,531)	3,712
Income tax (benefit)	(22)	(249)	1,804

(Loss) from discontinued operations, net of taxes	$(2,701)	$(5,282)	$1,908

Fixed Income Middle Markets

The revenues and expenses for the Fixed Income Middle Market division of the periods above reflect the activity of that operation through December 31, 2006. The Company allocated interest expense to the division for the twelve months ended December 31, 2006, 2005 and 2004, based on the level of securities owned, attributable to this division. The Company had allocated interest expense to this division in the amounts of $2.9 million, $2.2 million and $1.2 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively, based on debt identified as being specifically attributed to those operations. Such amounts are included net of interest income and included in total net revenues.
Convertible Bond Arbitrage Advisory Group
The revenues and expenses for the Institutional Convertible Bond Arbitrage Advisory Group (the “Group”) of the periods above reflect the activity of that operation through December 31, 2006. The Company had allocated interest expense to the Group operation in the amounts of $0.1 million, $0.2 million and $0.1 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively, based on debt identified as being specifically attributed to those operations. For information on the impairment loss, see the “Intangible Assets” note. At December 31, 2006 the Group had total assets of $0.2 million of which this represents primarily receivables from clients included in other receivables on the Statements of Financial Condition. All other Statement of Financial Condition amounts related to the Group are not considered individually material to the consolidated financial statement caption in which they reside. Interest is allocated primarily based on intercompany receivable/payables.
Taxable Fixed Income
The revenues and expenses of the Taxable Fixed Income Corporate Bond division for the twelve months ended December 31, 2005 and 2004, respectively, represents the activity of the operations during that time period. The revenues and expenses of the Taxable Fixed Income Corporate Bond division for the year ended December 31, 2006, include the activity of the operation, $1.7 million of costs related to closing of this division, all of which was paid prior to December 31, 2006, as well as other various residual activity. No interest has been allocated to Taxable Fixed Income since this division was closed. Prior to closing this division, interest was allocated primarily based on the level of securities owned attributable to this division. The Company had allocated interest expense to Taxable Fixed Income in the amounts of $0.2 million, $0.7 million and $0.8 million for each of the twelve months ended December 31, 2006, 2005 and 2004 respectively.
Asset Management Operations
The revenue and expense of the Asset Management operations for the periods presented above reflect the activity of that operation for the twelve months ended December 31, 2004 through February 2005, when it was sold, while the 2006 activity reflects write-downs of receivables related to this operation prior to its sale. The Company had allocated interest expense to the asset management operation in the amounts of $0.2 million in the year ended December 31, 2004. Interest is allocated primarily based on intercompany receivable/payables.
Private Client Group
The Private Client Group’s expense for the year ended December 31, 2006 relates primarily to legal matters which were related to the operations prior to its disposal offset by the reversal of $0.3 million in costs related to previously impaired space which was put into service. The revenue and expense of the Private Client Group for the year ended December 31, 2005, related primarily to certain legal matters which were related to the operation prior to its disposal. The revenue and expense of the Private Client Group for the year ended December 31, 2004 relates primarily to the recovery of retention amounts paid to employees of the Private Client Group at the time it was sold, adjustments to impairment accruals for office space based upon subsequent utilization of the space by others in the Company and the resolution of certain legal matters, all of which relate to the operations prior to its disposal. For the periods presented, interest was not allocated to the Private Client Group.
  NOTE 24. Impairment
During 2004, the Company abandoned a software development project and recognized as an impairment expense the costs related to the project that had been capitalized as well as the costs incurred to terminate the project. Impairment expense was allocated to the Company’s “Other” segment.

For impairment losses associated with intangible assets see “Intangible Assets” note.
 NOTE 25. Restructuring
During 2004, the Company undertook an internal review of its operations in an effort to reduce costs. One of the results of this review was the streamlining of certain functions and a reduction in personnel. The reduction in personnel was initiated during the period ended September 30, 2004 and was completed by December 31, 2004. The Company incurred restructuring expenses of approximately $1.3 million related to this effort, which were accrued and expensed and substantially paid in 2004. The natures of these costs are compensation and benefits and the amount expensed through 2004 relates to employees who were terminated by December 31, 2004. Restructuring costs to date were allocated 85% to the Company’s Other segment, with the remainder allocated among the other business units for segment reporting purposes.
  NOTE 26. Subsequent Events
A. Stock Based Compensation Awards
On January 20, 2007, the Company announced that the Board of Directors of the Company approved a Program designed to incentivize employees and better align their interest with those of the Company’s shareholders. The Program covers selected current employees of the Company and is comprised of two components. First, the employees will be allowed to rescind outstanding restricted share awards and the Company will grant them stock appreciation rights. Second, the Company will reprice outstanding out-of-the-money stock options held by them. Stock appreciation rights granted, and stock options repriced, will be priced pursuant to the closing market price of the Company’s stock following the completion of the offers to the employees.
The reprice component is subject to shareholder approval. In addition, the Company intends to seek shareholder approval for the increase in the number of shares that may be issued upon exercise of stock appreciation rights, although such approval is not necessary for the issuance or exercise of the stock appreciation rights. The Company intends to seek such approvals at its next regular annual shareholders meeting.
The rescission of outstanding restricted share awards and the grants of stock appreciation rights will be effected pursuant to an offer expected to commence in mid-February. The repricing will be effected pursuant to an offer expected to commence following shareholder approval. The financial impact of the Program on the Company will depend on the rate of employee participation, the value of the Company’s common stock in the future and the shareholder approvals referred to above. The Program could result in the issuance of up to an additional 4.8 million shares of the Company’s common stock. (See “Benefit Plans” Note.)
B. Other
On February 16, 2007, Gordon J. Fox voluntarily resigned his employment with First Albany Companies Inc. (the “Company”) as Executive Managing Director. Mr. Fox also served as Executive Managing Director and Chief Operations Officer of the Company’s wholly owned subsidiary, First Albany Capital Inc. The Company does not currently intend to replace Mr. Fox, but instead has distributed his duties and responsibilities among other employees.
C. Sale of Company’s Municipal Capital Markets Division
The Company announced on March 6, 2007, the agreement for the sale of the Municipal Capital Markets Group which consists primarily of the Company’s Municipal Capital Markets segment (see “Segment Analysis” note) of its wholly owned subsidiary, First Albany Capital Inc. to DEPFA BANK plc for $12 million in cash, subject to certain adjustments as outlined in the agreement, and the related purchase by DEPFA of First Albany’s municipal bond inventory used in the business, which is expected to range in value at closing from between $150-200 million. In connection with this transaction, DEPFA will assume the rights to the name “First Albany” and the Company will operate under a new name to be announced. The closing of the transaction is subject to DEPFA obtaining a US broker-dealer license, regulatory approvals, the Company’s shareholders approval of the Company’s name change, and other customary conditions. The transaction is currently expected to close in the third quarter in 2007.
D. Discontinued Operations and Segment Reporting

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and the Securities and Exchange Commission require that when a reporting unit is identified as held for sale in a financial statement, previously issued annual financial statements included in a registration statement and proxy be reclassified to show the operating results of the unit in discontinued operations for all periods presented. Accordingly, Fixed Income Middle Markets Group (“FIMM”) revenues and expenses have been reclassified to discontinued operations for all periods presented and certain disclosures in the notes herein have been revised. This reclassification had no effect on stockholders’ equity or net income.
The Company reclassified amounts related to the Taxable Municipals group from Fixed Income-Other segment to the Fixed Income — Municipal Capital Markets segment due to changes in the structure of the Company’s internal organization. As a result, Fixed Income-Other was comprised wholly of the Company’s Fixed Income Middle Markets business, which was discontinued on June 22, 2007. 2006, 2005 and 2004 amounts have been reclassified to present Fixed Income Middle Markets as part of discontinued operations.

SELECTED QUARTERLY FINANCIAL DATA
(Unaudited)
(In thousands of dollars, except per share data)

		Quarters Ended
2006	Mar 31	Jun 30	Sep 30	Dec 31
Total revenues	$28,852	$45,051	$22,304	$29,308
Interest expense	4,231	4,178	3,429	4,065

Net revenues	24,621	40,873	18,875	25,243
Total expenses (excluding interest)	36,792	44,321	31,066	38,987

Loss before income taxes	(12,171)	(3,448)	(12,191)	(13,744)
Income tax expense	—	—	—	153
Loss from continuing operations	(12,171)	(3,448)	(12,191)	(13,897)
Income (loss) from discontinued operations, net of taxes	(474)	(2,726)	(235)	734

Loss before cumulative effect of an accounting change	(12,645)	(6,174)	(12,426)	(13,163)
Cumulative effect of an accounting change, net of taxes	427	—	—	—

Net loss	$(12,218)	$(6,174)	$(12,426)	$(13,163)

Net income (loss) per common and common equivalent share Basic Continuing operations	$(0.79)	$(0.24)	$(0.82)	$(0.93)
Discontinued operations	(0.03)	(0.16)	(0.01)	0.05
Cumulative effect of an accounting change	0.03	—	—	—

Net income (loss)	$(0.79)	$(0.40)	$(0.83)	$(0.88)

Dilutive
Continuing operations	$(0.79)	$(0.24)	$(0.82)	$(0.93)
Discontinued operations	(0.03)	(0.16)	(0.01)	0.05
Cumulative effect of an accounting change	0.03	—	—	—
Net income (loss)	$(0.79)	$(0.40)	$(0.83)	$(0.88)

The sum of the quarter earnings per share amount does not always equal the full fiscal year’s amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.

SELECTED QUARTERLY FINANCIAL DATA
(Unaudited)
(In thousands of dollars, except per share data)

		Quarters Ended
2005	Mar 31	Jun 30	Sep 30	Dec 31
Total revenues	$25,652	$32,416	$36,042	$65,267
Interest expense	2,342	3,089	3,396	3,753

Net revenues	23,310	29,327	32,646	61,514
Total expenses (excluding interest)	34,116	35,171	36,615	37,349

Income (loss) before income taxes	(10,806)	(5,844)	(3,969)	24,165
Income tax expense (benefit)	(4,675)	(2,543)	(1,775)	17,474
Income (loss) from continuing operations	(6,131)	(3,301)	(2,194)	6,691
Loss from discontinued operations, net of taxes	(764)	(53)	(717)	(3,747)

Net income (loss)	$(6,895)	$(3,354)	$(2,911)	$2,944

Net income (loss) per common and common equivalent share
Basic
Continuing operations	$(0.46)	$(0.24)	$(0.16)	$0.47
Discontinued operations	(0.06)	0.00	(0.05)	(0.26)
Net income (loss)	$(0.52)	$(0.24)	$(0.21)	$0.21

Dilutive Continuing operations	$(0.46)	$(0.24)	$(0.16)	$0.44
Discontinued operations	(0.06)	0.00	(0.05)	(0.24)
Net income (loss)	$(0.52)	$(0.24)	$(0.21)	$0.20

The sum of the quarter earnings per share amount does not always equal the full fiscal year’s amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.